UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                     of 1934


            Date of Report (Date of earliest event reported): April 17, 2002


                              MFB Corp.
                   (Exact name of registrant as specified in its charter)




                                     INDIANA

                    (State or other jurisdiction of incorporation)





                        0-23374                                     35-1907258
         (Commission File Number)             (IRS Employer Identification No.)


                  121 South Church Street
                  Post Office Box 528
                  Mishawaka, Indiana        46544

(Address of principal executive offices)    (Zip Code)



         Registrant's telephone number, including area code: (219) 255-3146



Item 5.  Other Events.



Pursuant to General Instruction F to Form 8-K, the press release issued April 17, 2002 concerning the Second Quarter Earnings and Cash Dividend Announcement is incorporated herein by reference and is attached hereto as Exhibit 1.



Item 7.  Financial Statements and Exhibits.



         (c)      Exhibits

                  Exhibit 1 -- Press Release dated April 17, 2002.



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           ---------------------------------------
                             Timothy C. Boenne, Vice President



Dated:  April  23, 2002




















April 17, 2002                      Point of Contact: Charles J.Viater
                                                      President/CEO

                            MFB Corp. ANNOUNCES QUARTERLY EARNINGS,
              QUARTERLY DIVIDEND DECLARATION AND STOCK REPURCHASE PROGRAM

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial , today reported consolidated net income on an unaudited basis of $371,000 or $0.26 diluted earnings per share for the three months ended March 31, 2002 compared to $809,000 or $0.59 diluted earnings per share for the three months ended March 31, 2001. MFB Corp's consolidated net income for the six months ended March 31, 2002 of $1,270,000 or $0.92 diluted earnings per share increased over the $674,000, or $0.49 diluted earnings per share reported for the same period last year. MFB Corp's earnings for this year represent a return on average common equity of 7.35% and a return on average assets of 0.61%.

                   In addition, Charles Viater, President and CEO announced today that the Board of Directors has declared a cash dividend of $ .105 per share of Common Stock for the quarter ended March 31, 2002. The dividend is payable on May 14, 2002 to holders of record on April 30, 2002. This dividend will be the 24th consecutive quarter of dividends paid to shareholders. Mr Viater commented, "We are committed to generating long term value to our shareholders and the payment of dividends is part of that commitment."

              MFB Corp. also announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 10% of the Corporation's outstanding shares of common stock, without par value, or approximately 130,000 shares. Such purchases will be made subject to market conditions in open market or block transactions. Repurchases may begin as early as April 22, 2002. According to Mr. Viater, the Board believes that the Corporation's shares are currently undervalued by the market and that open market purchases will have the potential effect of enhancing the book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

            MFB Corp's net interest income before provision for loan losses for the three month period ended March 31, 2002 totaled $2.9 million compared to $3.0 million for the same period last year. Total interest income for the second quarter decreased $1.3 million and total interest expense decreased $1.2 million from the second quarter last year. These declines were the result of the overall decline in interest rates. The provision for loan losses for the second quarter ended March 31, 2002 was $452,000 compared to $150,000 for the second quarter last year.

           Noninterest income increased 26.0% from $605,000 for the second quarter last year to $762,000 for this year. Significant growth occurred in deposit fees and gains on sales of mortgage loans. Noninterest expense increased 19.5% from $2.2 million for the second quarter last year to $2.7 million for this year primarily due to increases in salaries and employee benefits, occupancy and equipment, and data processing expense.

           MFB Corp's total assets of $421.6 million as of March 31,2002 were 2.3% higher than the $412.0 million last year. Total loans at March 31, 2002 of $309.6 million represented a decline of $3.8 million from last year. Investment securities increased from $49.9 million at March 31, 2001 to $61.0 million at March 31, 2002.

           Total liabilities increased 2.2% from $378.6 million at March 31, 2001 to $387.0 million at March 31, 2002. Total deposits decreased slightly from $253.6 million last year to $253.5 million this year. Federal Home Loan Bank advances increased from $114.8 million last year to $119.3 million this year.

           Total shareholders' equity increased 3.7% from $33.4 million as of March 31, 2001 to $34.6 million at March 31, 2002. MFB Corp's equity to asset ratio was 8.21% at March 31, 2002 compared to 8.10% last year. The book value of MFB Corp. stock increased from $24.69 at March 31, 2001 to $25.90 at March 31, 2002.

            MFB Corp's reserve for loan losses at March 31, 2002 was 1.09% of loans compared to 1.17% at March 31, 2001. The ratio of nonperforming assets to loans was 1.30% at March 31, 2002 compared to 0.92% at March 31, 2001. MFB Corp. recorded partial charge offs on two large credits totaling $1.9 million during the second quarter ending March 31, 2002. A provision of $1.8 million to the loan loss reserve was provided on one of these credits during the first quarter of 2001.

.. MFB Corp's wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties. MFB Financial comprises over 99% of the assets of MFB Corp.

          The foregoing discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Corporation does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements

                                MFB CORP. AND SUBSIDIARY
                       Consolidated Balance Sheets (Unaudited)
                          March 31, 2002 and March 31, 2001
                       (in thousands, except share information)

                                                                                               March 31,            March 31,
                                                                                                 2002                2001
   ASSETS
Cash and due from financial institutions                                                      $    11,458         $    10,525
Interest-bearing deposits in other financial institutions - short term                             20,853              18,621
      Total cash and cash equivalents                                                                                  32,311
29,146
Interest-bearing time deposits in other financial institutions                                       1,000              2,500
Securities available-for-sale                                                                      61,041              49,895
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308

Loans held for sale                                                                                 1,236               1,810
Loans receivable                                                                                  309,571             313,402
     Less: allowance for loan losses                                                                                   (3,388)
(3,680)
       Loans receivable, net                                                                      306,183              309,722
Accrued interest receivable                                                                         1,803               1,852
Premises and equipment, net                                                                         4,948               5,060
Mortgage servicing rights, net of accumulated amortization
      of $420 at 3/31/2002 and $129 at 3/31/2001                                                    1,396                 747
Investment in limited partnership                                                                   2,785               2,915
Other assets
2,583 2,059

                                                                                             Total Assets            $421,594
$412,014


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Noninterest-bearing demand deposits                                               $    15,395         $    13,194
             Savings, NOW and MMDA deposits                                                        81,025              69,373
             Other time deposits                                                                  157,109             171,024
                   Total deposits                                                                 253,529             253,591
      Securities sold under agreements to repurchase                                               11,363               7,244
      Federal Home Loan Bank advances                                                             119,335             114,802
      Advances from borrowers for taxes and insurance                                               1,592               1,989
       Accrued expenses and other liabilities                                                       1,157               1,017
          Total Liabilities                                                                       386,976             378,643

Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 3/31/02 and 3/31/01
       shares outstanding: 1,336,839 - 3/31/02, 1,351,789 - 3/31/01                                12,940              13,037
       Retained earnings - substantially restricted                                                30,084              28,123
      Accumulated other comprehensive income (loss), net of tax                                      (646)               (307)
      Treasury Stock, 352,578 common shares - 3/31/02
        337,628 common shares - 3/31/01                                                            (7,760)             (7,482)
     Total shareholders' equity                                                                     34,618             33,371

       Total Liabilities and Shareholders' Equity                                                $421,594            $412,014






                                          MFB CORP. AND SUBSIDIARY
                              Consolidated Statements of Income (Unaudited)
                                        Three Months and Six Months
                                         Ended March 31, 2002 and
                                         2001 (in thousands, except
                                           per share information)


                                                                        Three Months Ended                   Six Months Ended
                                                                March 31,             March31,         March 31,          March 31,
                                                                   2002                2001               2002               2001

      Total interest income                                            $6,304            $7,616          $13,029           $15,357

      Total interest expense                                            3,442             4,622            7,158             9,258

      Net interest income                                               2,862             2,994            5,871             6,099

      Provision for loan losses                                           452               150              685             2,107

      Net interest income after provision for loan losses               2,410             2,844            5,186             3,992

      Total non-interest income                                           762               605            1,742             1,268

      Total non-interest expense                                        2,666             2,231            5,016             4,279

      Income before income taxes                                          506             1,218            1,912               981

      Income tax expense                                                  135               409              642               307

       Net Income                                                        $371              $809           $1,270              $674



      Basic Earnings per common share                                 $   .28           $   .60           $  .95            $  .50


      Diluted Earnings per common share                                $   .26           $   .59         $   .92          $    .49
